EXHIBIT 10.4

[in the right-hand margin on all pages:]
Deutsche Bank S.p.A.
ROME BRANCH – INITIALLED

Deutsche Bank

Loan Contract

In Rome, on 26/02/2010

between:

- ITP SPA, formerly ITP SRL, converted by a deed by Notary Public Giulio Majo of Rome of 22 December 2009, index 25462, volume no. 6689, which is attached to this contract as annex "A1",

with headquarters in Rome, via Federico Zuccari no. 4, share capital euro 4,000,000.00, (Euro four million/00) number on the Rome register of companies and Tax Code 06640441009, represented herein by Spreca Simona, endowed with the necessary powers by virtue of the Minutes of the ordinary general meeting on 11.03.2008, a copy of which is attached hereto as annex "A" (the "Company");

and

- Deutsche Bank S.p.A., with registered office in P.zza del Calendario no. 3, 20126 Milan, share capital Euro 310,659,856.26=, Tax Code, VAT number and number on the Milan register of companies 01340740156, Participant in the Fondo Interbancario per la tutela dei Depositi (deposit protection fund), Participant in the Fondo Nazionale di Garanzia (national compensation fund) as per art. 59 of Leg. Dec. no. 58/1998, enrolled on the register of banks and  group leader of Gruppo Deutsche Bank, enrolled on the register of banking groups, subject to the management and control of Deutsche Bank AG, represented herein by Alberto Pertici and Giampaolo Benvenuto, holding the necessary powers (the "Bank").

Whereas:

a)	the Company plays a significant part of its business with foreign countries;

b)
SACE S.p.A. ("SACE") is authorised, in accordance with the law, in the interest of national operators, to give guaranties on loans for activities related to the process of internationalisation of the Italian economy;

c)
SACE. in implementing its official purposes, on 7 January 2009 made a convention with the Bank (the "Convention") concerning, inter alia, a programme of loans to be given by the Bank and to be used for meeting the costs of investments destined for the development of activities related to the process of internationalisation of Italian small and medium enterprises (the "Loans"), as well as other operations permitted in pursuance of article 11-quinquies of Law Decree no. 35 of 14 March 2005, converted with amendments by Law no. 80 of 14 May 2005;

d)
the Convention lays down the terms and conditions in accordance with which SACE has the right to give or to refuse to give guarantees in the interest of the firms beneficiaries of the aforementioned Loans in possession of the requirements foreseen therein;

e)
the Company has asked the Bank to grant a credit line for a total of €3,000,000.00 (Euro three million/00) with a duration of 60 months starting from the date of signature of the contract, aimed at meeting costs and investments destined for the development of activities related to, preparatory to. or instrumental for the process of internationalisation of that Company;

f)	the line of credit requested falls within the sphere of application of the Convention;

g)
the Bank, relying on the truthfulness, completeness and adequacy of the data, the economic, asset and financial information provided by the Company, as well as on the undertaking by it of  the commitments foreseen in this contract, has decided to grant the Company the line of credit requested;

h)	the line of credit will be serviced by security (the "Loan Security") to cover part of the amount due by way of principal and related interest by the Firm to the Bank.

Now therefore, the following is agreed:

1.           Preamble, annexes and definitions

The preamble, definitions and annexes are an integral and essential part of this contract.

2.           Subject of the contract and purpose of the Loan

The Bank grants the Company, which accepts, under the terms and conditions laid down in this contract, a line of credit for a total amount of  €3,000,000.00 (Euro three million/00) with a duration of 60 months (the "Loan").

At the same time as the signature of this Contract, the Company also signs and delivers to the bank the letter of indemnity and guarantee (attached as annex "B" "Letter of Indemnity and Guarantee") in favour of SACE, duly completed in all its parts, a copy of which is attached to this Contract.

The Company may use the Loan solely to meet costs and investments destined for the development of activities related to, preparatory to, or instrumental for the process of internationalisation of that Company. In particular, the Company promises to use the Loan for the following items of expenditure, which will be described in more detail in the plan attached to this Contract (the "Plan") annex "C".

(i) Intangible and tangible assets in Italy and abroad:

a) costs of plant and extension;

b) promotional and advertising costs;

c) costs of research and development capitalized in the balance sheet;

d) industrial patent rights and intellectual property rights;

e) costs for protection of "Made in Italy", and therefore for brands and patents and for application of the denomination of origin on the products;

f) concessions, licences, brands and similar rights;

g) purchasing and restructuring real estate (including for use as office);

h) costs related to buying land;

i) costs related to the purchase, upgrading or renewal of plant and machinery;

j) costs related to the purchase, upgrading or renewal of industrial and business equipment;

k) expenses for participating in international fairs held in Italy;

l) expenses for participating in fairs and shows abroad;

m) expenses and investments for acquiring non-financial shares in foreign firms;

n) expenses related to specialist consultancies for making cooperation and joint-venture agreements with foreign firms, with particular reference to fiscal, legal-contract, economic, financial, design and engineering evaluation.

(ii) Floating assets (raw materials, partly-finished goods, stock on hand etc.)

o) The Loan may be used to make the process of purchasing from suppliers more efficient or for implementing effective business and distribution strategies in foreign countries. Financing of the working capital is also aimed at facilitating the acquisition of new supply contracts abroad; it may not therefore be used for preparing contracts for supply abroad that already exist in the Company's portfolio on the Date of Disbursement.

3.           Loan characteristics

3.1	Disbursement

Unless one of the events foreseen in article 9 has occurred or is expected to occur, the Loan will be disbursed in a single payment, by crediting to current account no. 82073 opened with the Rome P-806 Branch of the Bank in the name of the Company on the date and with value date of 03/03/2010.

3.2	Rate of interest

The rate applicable to the first period of interest will be determined according to the procedures that the Company and the Bank agree on within 2 Bank Working Days of disbursement of the Loan.

With regard to subsequent interest periods, the applicable rate will be equal to the EURIBOR (Euro Interbank Offered Rate) at 3 months as recorded at 11 a.m. in Brussels two Bank Working Days before the start of that interest period, on the Reuters circuit, on the ATICFOREX06 page (or on any replacement page on which the EURIBOR is quoted), increased by a margin equal to 1.65% p.a, (the "Margin").

If it is not possible to record the EURIBOR rate according to the procedures indicated above, the rate applicable to the related interest period shall be obtained from the arithmetical average of the interbank rates at 7 months quoted by the following three banks: Intesa San Paolo, Unicredit Banca; Monte dei Paschi di Siena, obviously increased by the Margin,

The rate of interest as fixed above shall be promptly notified to the Company, by fax or telex.

3.3	Interest period

The first interest period will have a duration equal to the days elapsing between the date of disbursement of the Loan and 31.03.2010.

Each subsequent interest period will have a duration of 3 months. It is understood that the last period of interest will, in any case, fall due on the same day as the expiry of the contract is fixed, that is to say 31.03.2015.

If an interest period does not fall due on a day on which the banks operating on the Milan market are open to the public (the "Bank Working Day"), this due date will be put forward to the immediately preceding bank working day, without that advancement affecting the due date of the next interest period.

3.4	Accrual, calculation and payment of the interest

The interest will accrue day by day, from the starting date of the related interest period until its due date.

Calculation of the interest will be done on the basis of a year of 360 days for the days actually elapsed during the interest period in question.

The Bank shall notify the Company in writing of the amount of the interest due at least 2 Bank Working Days before each interest period falls due.

The Company shall pay the Bank the interest accrued on the Loan deferred to the expiry date of each interest period.

3.5	Repayment of the Loan

The Company must repay the Loan not later than 31.03.2015, date of expiry of the contract, by paying the following instalments on the due dates set out below:`

Amount	Due date	Amount	Due Date
150,000	30.06.2010	150,000	30.09.2010
150,000	30.06.2010	150,000	30.09.2010
150,000	31.12.2010	150,000	31.03.2011
150,000	30.06.2011	150,000	30.09.2011
150,000	31.12.2011	150,000	31.03.2012
150,000	30.06.2012	150,000	30.09.2012
150,000	31.12.2012	150,000	31.03.2013
150,000	30.06.2013	150,000	30.09.2013
150,000	31.12.2013	150,000	31.03.2014
150,000	30.06.2014	150,000	30.09.2014
150,000	31.12.2014	150,000	31.03.2015

It is understood that if one of the above-mentioned dates does not fall on a Bank Working Day, the due date will coincide with the Bank Working Day immediately before it.

3.6	Early repayment option

The Company will have the option to repay the whole Loan in advance, when twenty-four months have elapsed from the date of disbursement, subject to paying the Bank a penalty of 2% calculated on the remaining principal. To this end the Company must send an irrevocable declaration of repayment, which must reach the Bank at least 15 Bank Working Days before the expiry of the interest period chosen for the early repayment.

It is understood that the sums repaid by the Company, in pursuance of this article, may not be reused by it.

3.7	Synthetic Cost Index (ISC) - Actual Annual Global Rate (TAEG)

The Company acknowledges that the Synthetic Cost Index (ISC)/Actual Annual Global Rate (TAEG) of the Loan is: 2.3337%.

3.8	Payments

All the amounts that the Company is, on any grounds whatsoever, required to pay to the Bank in virtue of this contract must be paid into the current account that the Bank will notify to it for this purpose, with value date of the day on which those amounts are due

4.	Default interest

In the event of late payment by the Company of any amount due in pursuance of this contract, default interest on the amount not paid will be due on it at a rate equal to that fixed by article 3 increased by 2 percentage points p.a.

This interest shall accrue without the need for notice of default and without prejudice to the right of the Bank to declare this contract cancelled due to default by the Company, in accordance with the provisions of article 9, or to the right to claim compensation for greater damage.

Default interest shall accrue day by day. If the default interest as fixed above exceeds the maximum limited laid down by law no. 108 of 7 March 1996 and subsequent amendments and additions, the default interest will be equal to the rate corresponding to that maximum limit each time.

5.	Any charges, costs and expenses

Any charge for taxes or duties due in relation to this contract (including any registration charges) and to payments to be made on the basis of it shall be borne by the Company, it being understood that the Bank must receive amounts, net of any charge, equal to those foreseen in this contract. In this connection it is agreed that the Bank will pay the "substitute tax" (as laid down in articles 15 and ff of presidential decree D.P.R. no. 601/1973 and subsequent amendments) to the competent financial offices. The necessary amounts will be debited by the Bank, with a separate debit note, to the Company's current account indicated in art. 3.1, at the same time as crediting of the Loan.

6.	Statements by the Company

The Company makes the statements shown below and acknowledges to the Bank that the truthfulness and completeness of those statements was a determining factor for the making of this contract (it being understood that the statements are taken to be reiterated during the whole time this contract is in force and until every claim by the Bank in virtue of this contract has been fully and finally settled).

a. The Company is a joint-stock company with registered office in Italy, duly established and existing according to Italian law and to its articles of incorporation, with full legal capacity and all the authorisations, permits and/or licences necessary for the conduct of the business it currently conducts; research and development activities and a substantial part of the production activities are carried out in Italy. The Company's sales management is in Italy.

b.The Company:

- is not in any situation that could give third parties the right to invoke the acceleration clause, or to exercise the right to cancellation or withdrawal, with regard to obligations arising from financial debts; furthermore, any loans contract, even those serviced by collateral security, are on today's date in course of regular repayment;

- is not subject to executive procedures, is not insolvent and, as far as it knows, no petitions or demands have been made by third parties aimed at requesting subjection to creditors' proceedings.

c. No legal, arbitration or administrative proceedings have been brought or threatened against the Company that could have a substantially adverse effect on it, or on its activities, properties or economic, financial and/or operational status.

d. All the written information, statements, reports and balance sheets are true and so  adequate and complete, having regard to all their essential aspects, and also all facts and circumstances the omission of which could render the abovementioned information false or misleading have been and/or will be made known to the Bank in writing.  All the Company's balance sheets, accounting statements and summaries, whether certified or not, and the related reports (whether on a consolidated basis or not) given to the Bank, were prepared in compliance with accounting principles and give a true picture of the net worth and the profit and loss account during the related reference period.

e. Up to today's date no substantial negative changes have occurred in the economic, financial and net worth conditions of the Company compared to those shown in the last balance sheets given to the Bank.

f. Up to today's date none of the events foreseen in article 9 for the acceleration clause or for cancellation or withdrawal have occurred, neither have circumstances liable to give rise to those events occurred.

g, The Company has regularly fulfilled every obligation imposed by law or by tax, currency or contributive regulations and there are no proceedings pending, and no controls have been notified arising from such regulations, of which the Bank has not been informed and that could have a substantially adverse effect on the Company or on its activities, properties or financial, economic and/or operational situation.

h. The tangible and intangible assets instrumental to the plan and/or the initiative to the carrying out of which the Loan is tied, described more fully in the attached Plan will, until the date of full repayment of the Loan, be the full and exclusive property of the Company, free of liens, claims, mortgages and rights of third parties in general, with the exception of any ties arising from standard provisions or from regulations.

i. Each of the statements made by the Company in the Letter of Indemnity and Guarantee is complete, correct and true

l. On today's date the Company is classifiable as an SME in accordance with European Community Recommendation 03/361/EC of 06/05/2003 as assimilated in Italy in accordance with ministerial decree of 18 April 2005.

m. The Company's export turnover as shown by the last balance sheet approved related to the last business year closed on 31.12.2008 is equal to Euro 19,050,720.00 and, is therefore more than 10% of the total turnover.

n. the activities to which the Company intends to destine the Loan, as described in detail in the Plan, fall within the activities that may be financed referred to in article 2 above.

o. On today's date there no procedures in course against the Company or against its shareholders and/or directors, or any party acting on its behalf, for the verification of the offences referred to in art. 322 bis of the penal code (including the single cases of  crime referred to in this first paragraph of that article) and in Legislative Decree 231/2001.

p. The Company is aware that investment projects are not admissible that, in investing abroad, do not provide for maintenance in national territory of the activities of research, development, sales management, as well as a substantial part of the Company's productive activities.

7.           Obligations of the Company

The Company promises to comply, until the complete settlement of every claim by the Bank arising from this contract, with all the obligations set out below, acknowledging their essential nature for the purposes of making this contract

7.1           General obligations

a. The Company will conduct its business in full compliance with the regulations in force;

b. The Company will not grant nor will it permit, without prior written consent of the Bank and of SACE (consent that shall not be unreasonably denied) liens of a property nature to be established on any part of its present and future assets (including material assets, fixed assets and credits, even future ones) with the sole exception of those established in relation to operations that require collateral security by law and subject to extension of such security to the Bank; if the Company is a joint-stock company it may not proceed with the establishment of "dedicated assets" in pursuance of art. 7447-bis civil code subparagraph a) and b) without the prior written consent of the Bank and of SACE;

c. The Company will maintain insurance coverage at all times for its activities, its assets and the other risks that it is prudent to insure, in the concrete situations existing each time, in compliance with the best prudent business practice;

d. The Company shall keep authorisations, permits and licences in existence if the lack of them could in a substantial way jeopardise the conduct of its business.

e. The Company will, until expiry of the twelfth month following full repayment of the Loan, the supporting documents for expenses (such as, but not limited to, receipts and receipted invoices) that show the use of the funds for the purpose stated in the Letter of Indemnity  and set out in detail in the Plan. The Bank and/or SACE (even through parties indicated by it) shall, until expiry of the twelfth month following full repayment of the Loan, have the right to ask the Company to produce the abovementioned expense documents and/or to produce any statement, documentation and information, news or datum on the use of the Loan itself, deemed necessary, suitable or useful for verifying compliance with the obligation to use it for the purpose mentioned in article 2, as well as the Company's statements contained in the Letter of Indemnity, in the Plan and/or at any time, with prior notice of at least 5 days, to carry out the accesses, controls and checks it deems fit in relation to such statements, information, news or data.

7.2           Information obligations

The Company is obliged, where the prerequisites exist:

a. to send the Bank its financial statements accompanied by the reports by the directors and the auditors and the note, not later than 30 days after approval by the Shareholders' Meeting;

b. to send the Bank the agenda and minutes of any extraordinary meetings, not later than the 30th day following publication of the notice in the Official Gazette and not later than the 30th day following the meeting, respectively;

c. to notify the Bank immediately of any change or event of a technical, administrative or legal nature, even if generally known, that could substantially change the net worth, economic or financial situation of the Company;

d. to provide, within 30 days of request by the Bank, the statements, documentation and any other news or information on its net worth and economic situation;

e. to inform the Bank immediately if any event occurs that could cause application of the acceleration clause for the Company or give the Bank the right to cancel or withdraw from this contract in pursuance of article 9;

f. in order to permit checking on compliance with the obligation of use of the Loan, to send the Bank, at the address shown in article 15, as well as, in accordance with the Letter of Indemnity  to SACE, addressing the communication to SACE S.p.A. – Business Italia, Piazza Poli 37/42, Roma 00187, within five days after the end of the 12th month after disbursement, a self-certification by which the Company confirms the full use of the funds for the purposes stated in the Letter of Indemnity.

8.           Undeferrable nature of the Company's obligations

Payment by the Company, on the dates fixed, of the sums due by way of repayment of principal or interest, including default interest, or on other grounds and, generally speaking, fulfilment of the obligations referred to in this contract may not be suspended or delayed even in the case of objection, even legal, raised by the Company or by third parties, or that in any way arises even as a result of any legislative, administrative of judicial measure.

9.           Acceleration clause, withdrawal and cancellation

9.1          Acceleration clause

It will be a cause of forfeiture by the Company of the benefit of any period fixed in this contract if any of the cases foreseen in article 1186 of the civil code occurs in relation to it. The Company recognises as of now that the following events related to it will be indications of its insolvency, for the purposes and effects of art. 1186 civil code:

a. request, by itself and/or third parties, for admission to creditors' proceedings, including temporary and extraordinary receivership, or to procedures, even out of court, that have similar effects;

b. start of negotiations for transfer of assets to creditors or restructuring of the debt through consolidation, deferral and/or "write-off and settlement" transactions even in pursuance of art. 182 bis of the Finance Law;

c. calling a general meeting to decide on liquidation, or in any case the occurrence of a case of winding up of the Company.

Application of the acceleration clause will be notified by the Bank by fax or telegram (to be confirmed by return-receipt registered letter) to the Company and shall become effective on the day following the date of receipt of the first communication.

9.2           Cancellation

It is specifically agreed that the Bank may cancel this contract for the purposes and effects of art. 1456 of the civil code in the following cases:

a. lack of prompt and full payment by the Company of any amount due to the Bank in virtue of this contract unless remedied within the period of 30 days following the due date;

b. lack of full and prompt execution by the Company of even one of the obligations referred to in article 7, without prejudice to the fact that obligations referred to in subparagraphs a, b and d of article 7.2 may be remedied within a period of 30 days following the due date indicated therein;

c. breach by the Company of the obligation of the purpose of use of the Loan.

d. if one or more of the statements referred to in article 7 proves not to be true or correct when it was made or when it is to be considered reiterated.

Cancellation shall take place at the time the Bank notifies the Company by fax or telegram (to be confirmed by return-receipt registered letter) that it intends to avail of this acceleration clause and shall take effect the day following the date of receipt of the first communication.

9.3           Withdrawal

Without any prejudice to the definition of the events referred to herein as indications of insolvency in pursuance of art. 1186 civil code, it is specifically agreed that the Bank has the right to withdraw from this contract if any one of the following events, considered just cause for withdrawal for all purposes, occurs:

a. lack of full and prompt execution by the Company of any obligation of a credit or financial nature, even of security taken on with any party;

b. application of the acceleration clause to the Company, or withdrawal or cancellation for default – except in the case that the Company proves that the default is of slight importance and attributable to a mere oversight – chargeable to the Company, by its counterpart, related to any contract of a credit or financial nature;

c. any event that, in the unquestionable opinion of the Bank, affects in a substantially adverse way the legal, property, economic and financial situation of the Company even if not notified in pursuance of article 7.2;

d. execution of seizures, confiscation, executive procedures or other similar procedures or issue of any judicial measure that, in the unquestionable opinion  of the Bank, could have substantial prejudicial effects on the legal, property, economic and financial situation of the Company;

e.  request for admission of the Company, even at the request of third parties, to creditors' proceedings and/or procedures having similar effects, including temporary receivership and/or to procedures even of an extrajudicial nature, involving settlement of debts in a manner other than the usual one;

f. the Company ceases to carry out the business conducted on the date this contract was made or starts a new activity that basically alters the one presently conducted;

g. any authorisation, concession, licence or other administrative measures is not granted, renewed if expired, or, depending on the case, is revoked and if that circumstance significantly jeopardises the conduct of the Company's business;

h. carrying out operations of merger, split, transfer or assignment of the firm, or of a branch of firm not authorised in advance in writing by the Bank and by SACE;

i. breach of the obligations laid down in articles 1 and 2 of the Letter of Indemnity;

l. inaccuracy, incompleteness or untruthfulness of the matters stated in article 1 of the Letter of Indemnity

The right of withdrawal referred to in this article must be exercised by the Bank within not more than 30 (thirty) days from the time the Bank becomes aware of any of the events mentioned above. To this end the Bank must send the Company a communication via fax of telegram, to be confirmed by return-receipt registered letter. Withdrawal thus exercised shall be effective from the date of receipt of the first communication.

This recess shall not legitimatise any request for compensation, for whatsoever reason or grounds, by the Company or by third parties.

9.4           Effects

If the Company incurs the acceleration clause, or any of the cases of cancellation, or in case of withdrawal, the Company must, within 5 Bank Working Days counted from the time in which the acceleration clause, withdrawal or cancellation has become effective on the basis of the aforementioned provisions, refund the entire sum disbursed to the Company and not repaid to the Bank with interests accrued until the date of the acceleration clause, cancellation or withdrawal, as well as default interest accrued until settlement and the other expenses, costs and ancillaries, in pursuance of this contract, without prejudice, always and in any case, to the Bank's right to compensation for the further losses suffered.

10.           Proof of credit and time limit for impugning the statements of account

The Bank's statements of account, records and, generally speaking, the  accounting results (except for obvious errors) shall always constitute full proof in any place and for every purpose of the principal and interest due by the Company

When 60 days have elapsed from the date of receipt of the statements of account without the bank having received, in writing, of a specific complaint, the statements of account shall be considered naturally approved by the Company, with full effect concerning all the factors that contributed to forming the results of the account.

11.           Changes of conditions and provisions

The Financed Party declares that it is aware of and specifically approves for the purposes and effects of 117, clause 5 of Leg. Dec. 385/1993 (the "CAB"), the reservation of the Bank to change both the standard and economic conditions of the contract, in compliance with the provisions referred to in art. 118 of the CAB, as amended by Law no. 248 of 4 August 2006, without prejudice to the right of the Financed Party to withdraw from the Contract according to the terms referred to in the aforementioned art. 118 of the CAB.

12.           Transfer of the contract and/or the related credits

The Bank may transfer this contract, in whole or in part, or the credits arising from it, to third parties, including all the active or passive obligations related to the credit transferred, the Company having already given its consent to those transfers by signing this contract.

The Company shall have no right to transfer or assign this contract, nor give as guarantee any of its rights, benefits or obligations in pursuance of this contract.

13.           Protection and relinquishment

The lack of or delay in exercise – even reiterated over time – by the Bank of rights or actions in virtue of this contract shall not constitute the relinquishment of those rights or those actions nor shall it serve as an implicit change to the conditions of this contract

The rights and actions pertaining to the Bank in virtue of this contract are cumulative and do not exclude any other right or action foreseen by the law.

14.           Partial invalidity

The fact that, at any time, one or more of the provisions of this contract proves or becomes unlawful, invalid or not implementable, shall not prejudice the lawfulness, validity or implementability of the other provisions.

15.           Communications

Any communication in virtue of this contract must be sent by return-receipt registered letter or by fax and/or telegram confirmed by return-receipt registered letter to the following addresses:

To the Company

ITP S.p.A.
Via Federico Zuccari 4
00153 ROME
Fax 06-57137052

To the Bank

Deutsche Bank Spa
c/o DB Consorzio scarl
Loan Operations
Palazzo DB1 – 2º Piano
P.zza del Calendario, 3
20126 Milan MI
Fax 02.4024.3120

or to another address that each of the parties may communicate to the other by a return-receipt registered letter and/or telegram.

Such communications shall be considered received, if sent by fax, on the day they are sent as shown by the related activity report, or on the date of their actual receipt if sent by return-receipt registered letter.

16.           Processing of the Company's personal data

The Company, also for the purposes and effects of articles 13, 23 and 24 of Leg. Doc. no. 196 of 30.06.2003 (Code regarding protection of personal data), acknowledges and accepts that:

(i) the Bank will process the Company's personal data as indicated in the document called "Informativa ai sensi del Decreto Legislativo 30 Giugno 2003 no. 196 (Codice in materia di protezione dei dati personali)" attached to this contract as annex "D", in the capacity of autonomous holder; and

(ii) the Bank may also communicate the personal data of the Company to other banks or financial institutions (Italian or foreign) for the purpose of proceeding with any negotiation of the Loan on the banking or financial market.

The Company also authorises the Bank to mail this contract to itself ("autospedizione") according to the procedures laid down from time to time by Poste Italiane SpA (post office).

17.           Applicable law and competent Court

This contract is governed by Italian law and interpreted in compliance with it.

For any dispute arising from this contract the only competent court shall be the one the jurisdiction of which covers the locality where the Bank branch is located where the Company holds the current account to which, in accordance with art. 3.1 above, the Loan was credited, without prejudice to competences mandatorily established by the standard code of procedure for precautionary, emergency and executive measures.

SIGNATURE OF THE Company

_______________________

SIGNATURE OF THE BANK

Deutsche Bank S.p.A.

ROME BRANCH

signed

For the purposes and effects of art. 1341 Civil Code, the Company states that it has taken careful note of the following clauses and specifically approves them:

1.  Disbursement, rate of interest and repayment of the Loan

4.  Default interest

5.  Any charges, costs and expenses

7.  Obligations of the Company

8.  Undeferrable nature of the Company's obligations

9.  Acceleration clause, cancellation and withdrawal

10. Proof of the credit and time limit for impugnment of statements of account

11. Changing the contract

12. Transfer of the contract and/or the related credits

17. Applicable law and competent court.

SIGNATURE OF THE COMPANY

_____________________________